Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-226748 on Form S-3 and Nos. 333-219403 and 333-224083 on Form S-8 of our report dated March 12, 2019, relating to the consolidated financial statements of Kala Pharmaceuticals, Inc. and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases in fiscal year 2018) appearing in this Annual Report on Form 10-K of Kala Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 12, 2019